Exhibit 99.1

Vaxart Provides Business Update and Reports Second Quarter 2025 Financial Results

Reported positive topline data from Phase 1 clinical trial evaluating Company’s second-generation oral norovirus vaccine constructs, supporting potential for improved protection against infection

Enrolled approximately 5,000 participants in COVID-19 Phase 2b trial prior to stop work order; Follow-up for all participants dosed, including 400-person sentinel cohort continues

Cash, cash equivalents and investments of $26.3 million as of June 30, 2025; Current runway into 2026

Conference call today at 4:30 p.m. ET

Live stockholder fireside chat scheduled on August 20, 2025 at 4:30 p.m. ET to answer frequently asked questions in advance of Special Meeting of Stockholders

SOUTH SAN FRANCISCO, Calif., August 13, 2025 — Vaxart, Inc. (OTCQX: VXRT) (the “Company” or “Vaxart”) today announced its business update and financial results for the second quarter of 2025.

“We continue to make significant progress in advancing our novel, oral vaccine platform,” said Steven Lo, Chief Executive Officer of Vaxart. “Prior to the stop work order, our COVID-19 trial was enrolling at a rapid pace, with approximately 5,000 participants enrolled at the time we received the order, underscoring the huge public interest in our trial. We believe the strong enrollment we achieved not only validates the demand for an alternative to current COVID-19 vaccines, but also enables us to generate meaningful data that will allow for us to assess the comparative efficacy and safety of our oral vaccine construct against an injectable mRNA comparator.”

“In June, we were pleased to report positive norovirus topline data. Our second-generation norovirus vaccine constructs demonstrated a statistically significant increase in antibody responses, which increases the probability of enhanced protection against this highly contagious virus. We continue to hold productive conversations with potential partners that could support progression of our promising vaccine candidate to a Phase 2 trial later this year. We remain committed to executing on our clinical trials with the goal of revolutionizing global public health with our oral vaccine platform,” added Mr. Lo.

Recent Business Highlights

Norovirus Vaccine Developments

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In June 2025, Vaxart announced positive topline data demonstrating that its second-generation oral norovirus vaccine constructs produced substantially stronger antibody responses than its first-generation technology.

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Supporting potential for improved protection against infection, Vaxart’s second-generation constructs produced statistically significant increases in GI.1 and GII.4 norovirus blocking antibodies (141% and 94%, respectively) compared with first-generation constructs. Vaxart intends to publish the complete results of this study in a peer-reviewed journal.

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Pending a partnership or other funding, Vaxart expects to conduct a Phase 2b safety and immunogenicity study that could potentially begin as early as the second half of 2025, followed by an End of Phase 2 meeting with the U.S. Food and Drug Administration (FDA). A Phase 3 trial could then begin as early as 2026.

COVID-19 Vaccine Developments

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On August 5, 2025, Vaxart received an order from Advanced Technology International on behalf of the U.S. government directing that the Company stop work on screening and enrollment for the COVID-19 Phase 2b trial. Vaxart will continue all work as planned with the per protocol follow-up of all participants dosed.

o	About half of the previously planned 10,000 participants in the trial have been enrolled.
o	Participants are being monitored for up to 12 months post-vaccination to assess safety, immunogenicity, and efficacy.
o	Topline data is anticipated in late 2026.
o	In July 2025, an independent Data Safety Monitoring Board had determined that the study could proceed without modification.
o	Data from the 400-person sentinel cohort is anticipated in the first quarter of 2026.
o	As of June 30, 2025, the Company has received $98.9 million of cash payments associated with this award.

Influenza Program Developments

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Vaxart continues to advance its avian influenza program. The new avian influenza vaccine was 100% protective against death in a robust ferret clade 2.3.4.4b challenge model, compared with 0% survival in placebo-treated animals. Vaxart intends to publish the results of the preclinical studies in a peer-reviewed forum when the full study analysis is complete.

Financial Results for the Second Quarter Ended June 30, 2025

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Cash, cash equivalents and investments totaled $26.3 million as of June 30, 2025. Currently, Vaxart anticipates cash runway into the first quarter of 2026. The Company remains aggressive in exploring various strategies to extend its cash runway through business development partnerships and non-dilutive funding options, with the goal of achieving its upcoming clinical and regulatory milestones and maximizing stockholder value.

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Revenue for the second quarter of 2025 was $39.7 million, compared to $6.4 million for the second quarter of 2024. Revenue in the second quarter of 2025 was primarily from government contracts related to the BARDA contract awarded in June 2024. Revenue in the second quarter of 2024 was primarily from government contracts related to the BARDA contract awarded in January 2024.

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Research and development expenses were $49.7 million for the second quarter of 2025, compared to $17.5 million for the second quarter of 2024. The increase is primarily due to an increase in clinical trial expenses related to Vaxart’s COVID-19 and norovirus vaccine candidates, partially offset by a decrease in preclinical, manufacturing expenses and personnel costs.

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General and administrative expenses were $4.6 million for the second quarter of 2025, compared to $5.2 million for the second quarter of 2024. The decrease is primarily due to a decrease in legal and other professional fees.

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Vaxart reported a net loss of $15.0 million for the second quarter of 2025, compared to $16.5 million for the second quarter of 2024. Net loss per share for the second quarter of 2025 was $0.07, compared to a net loss of $0.09 per share for the second quarter of 2024.

Conference Call Details

The Vaxart senior management team will host a conference call to discuss the business update and financial results for the second quarter of 2025 today, beginning at 4:30 p.m. ET.

Webcast: Click here

Date: Wednesday, August 13, 2025 – 4:30 p.m. ET

Domestic: (877) 407-0832

International: (201) 689-8433

Conference ID: 13755103

A replay of the webcast will be available for 30 days on Vaxart’s website at www.vaxart.com following the conclusion of the event.

Special Meeting of Stockholders

On September 5, 2025, at 8:30 a.m. Pacific Time, Vaxart will host a virtual special meeting of stockholders seeking to secure stockholder approval to allow for, if necessary, a reverse stock split to regain compliance with Nasdaq’s minimum bid price requirement.

The preliminary proxy statement proposes that:

●	A reverse stock split, if effected, of the common stock would be at a ratio of not less than 1-for-5 and not more than 1-for-20.
●	Current authorized number of shares of the Company’s common stock would be reduced in a proportion equal with the reverse stock split ratio.

Stockholder Fireside Chat

In advance the special meeting, Vaxart senior management will host a live stockholder fireside chat to answer frequently asked stockholder questions on August 20, 2025 at 4:30 p.m. ET.

A live webcast of the fireside chat will be available on the Company’s website at www.vaxart.com. Questions may be submitted in advance to ir@vaxart.com.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data; and Vaxart’s expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; that the stop work order discussed above may result in further work on the COVID-19 Phase 2b trial being suspended or terminated; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contact

Vaxart Media and Investor Relations:

Matt Steinberg

FINN Partners

IR@vaxart.com

(646) 871-8481

Vaxart, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2025	2024
	(Unaudited)	(1)
	(in thousands)
Assets
Cash and cash equivalents	$20,111	$25,230
Short-term investments	6,160	26,494
Accounts receivable	4,281	5,761
Unbilled receivable from government contracts	36,781	6,209
Prepaid expenses and other assets	3,873	5,407
Property and equipment, net	6,926	8,705
Prepaid clinical services, long-term	60,116	60,116
Right-of-use assets, net	18,137	20,404
Intangible assets, net	3,192	3,557
Goodwill	4,508	4,508
Total assets	$164,085	$166,391

Liabilities and stockholders’ equity
Accounts payable	$10,611	$6,963
Deferred government revenue	65,377	65,400
Accrued and other liabilities	36,199	11,817
Operating lease liability	16,113	17,527
Liability related to sale of future royalties	2,907	5,758
Total liabilities	131,207	107,465
Stockholders’ equity	32,878	58,926
Total liabilities and stockholders’ equity	$164,085	$166,391

(1)

Derived from the audited consolidated financial statements of Vaxart, Inc. for the year ended December 31, 2024, included on the Form 10-K filed with the Securities and Exchange Commission on March 20, 2025.

Vaxart, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands, except share and per share amounts)

Revenue	$39,730	$6,401	$60,606	$8,582
Operating expenses:
Research and development	49,735	17,480	80,479	36,493
General and administrative	4,598	5,177	9,665	12,415
Total operating expenses	54,333	22,657	90,144	48,908
Operating loss	(14,603)	(16,256)	(29,538)	(40,326)
Other (expense) income, net	(363)	(189)	(924)	(491)
Loss before income taxes	(14,966)	(16,445)	(30,462)	(40,817)
Provision for income taxes	20	21	115	66
Net loss	$(14,986)	$(16,466)	$(30,577)	$(40,883)
Net loss per share, basic and diluted	$(0.07)	$(0.09)	$(0.13)	$(0.23)
Shares used in computing net loss per share, basic and diluted	228,367,812	184,703,003	228,145,724	176,757,049